Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EIGHTH AMENDMENT TO LICENSE AGREEMENT

This Eighth Amendment to License Agreement (''Amendment") is made and entered into as of March 5, 2019 (the  "Amendment Date"), by and between Duke University, a North Carolina not-for-profit corporation  ("Duke"), and PhaseBio Pharmaceuticals, Inc., a Delaware corporation ("Licensee").

Whereas, Licensee and Duke are parties to that certain License Agreement, dated October 18, 2006, as previously amended April 20, 2007, February 22, 2008, November 6, 2009, November 24, 2009, May 24, 2010, February 25, 2015, February 24, 2016, and May 25, 2017, and modified by that certain letter agreement dated March 24, 2010 (collectively, the "Existing License"); and

Whereas, the parties wish to amend the Existing License to facilitate Licensee’s ability to enter into sublicenses of the technology and intellectual property rights licensed under the Existing License on commercially reasonable terms for the mutual benefit of Duke and Licensee, as further described in this Amendment, and to modify the economic terms of the license granted to Licensee by Duke in light of the foregoing sublicenses.

Now, Therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment mutually agree as follows:

1.Capitalized Terms.

Capitalized terms used but not otherwise defined in this Amendment shall have the meanings provided in the Existing License.

2.Modification of Existing License

(a)Amendment of Article 2.04. Effective as of the Amendment Date, Article 2.04 of the Existing License is hereby amended and restated to read in its entirety as follows:

“2.04 Sublicenses.

(a)Sublicenses shall include, without limitation, any relationship or agreement in which a Third Party is granted by Licensee any rights - temporary or otherwise - to any of the rights granted to Licensee under this Agreement. For the avoidance of doubt, neither the Duke Sublicense as defined in Paragraph 5(b)(i) of the Seventh Amendment nor any sublicense granted by Duke to a Third Party under the Duke Sublicense is a "sublicense" for purposes of this Article 2.04 or any other provision of this Agreement relating to Licensee's financial obligations with respect to sublicenses of the rights granted to Licensee under this Agreement (including, without limitation, Articles 1.08 and 3.03 of this Agreement). Any sublicenses granted under authority of this

Agreement are subject to the terms and conditions of this Agreement and shall be no less favorable to Duke than this Agreement, and not conflict, with the terms hereof. Duke shall not have any obligations in excess of those of Duke under this Agreement under any sublicense agreement made by Licensee or any sublicensee. Licensee agrees to provide Duke with a copy of any and all sublicenses of rights granted under this Agreement within thirty (30) days of execution of each subject sublicense agreement.

(b)In addition to the royalties payable by Licensee to Duke under Article 3.03 with respect to Net Sales of Licensed Products, Licensed Processes, or Licensed Services by sublicensees, Duke will  receive: (i) [***] percent [***] of the first [***] of Non-Royalty  Sublicense  Income (defined below) received by Licensee; and (ii) [***] percent [***] of all additional Non-Royalty Sublicense Income (excluding [***] thereof) received by Licensee. Beginning with the first calendar quarter in which Licensee receives any Non-Royalty Sublicense Income, and in addition to the reports required under Article 5 of this Agreement, Licensee must render to Duke within [***] after the end of each calendar quarter a written account of the Non-Royalty Sublicense Income received by Licensee during such calendar quarter. Licensee must simultaneously with the submission of each such report pay to Duke in United States dollars the applicable percentage of Non-Royalty Sublicense Income received by Licensee during such quarter.

(c)With respect to any Non-Royalty Sublicense Income received by Licensee pursuant to that certain License, Development and Commercialization Agreement (the “ImmunoForge License”) to be entered into between Licensee and ImmunoForge Co., Ltd.(“ImmunoForge”), Licensee shall not be subject to the foregoing payment obligations of Article 2.04(b), and this Article 2.04(c) shall comprise the full extent of Licensee’s obligations concerning any sublicensing payments to Duke pursuant to the ImmunoForge License. Duke will receive: (i) fifty percent (50%) of any upfront fees or initial consideration paid to Licensee by ImmunoForge; (ii) the higher of (x) [***] percent [***] of all payments paid to Licensee by ImmunoForge as a result of the achievement of development milestones substantially similar to those listed in Appendix C and (y) the amount payable by Licensee under this Agreement as a result of the achievement by ImmunoForge of development milestones substantially similar to those listed in Appendix C; (iii) [***] percent [***] of all other development milestone payments made to Licensee by ImmunoForge; (iv) [***] percent [***] of all payments paid to Licensee by ImmunoForge in the form of equity; and (v) [***] percent [***] of any Non-Royalty Sublicense Income made to Licensee by ImmunoForge not listed in (i) through (iv) above; provided, however, that at such time as the aggregate payment by Licensee to Duke of the sums described in (i), (ii) and (iii) of this Article 2.04(c) equals [***] (the “Initial ImmunoForge Payment Cap”), Duke shall thereafter be entitled to only [***] percent [***] of any subsequent payments payable under clause (iii) of this Article 2.04(c) and shall no longer be entitled to any subsequent payments payable under clause (ii) of this Article 2.04(c). Beginning with the first calendar quarter in which Licensee receives, pursuant to the ImmunoForge License, any payments described in (i) through (v) of this Article 2.04(c) and in addition to the reports required under Article 5 of this Agreement, Licensee must render to Duke within [***] after the end of each calendar quarter a written account of such income received by Licensee during such calendar quarter. Licensee must simultaneously with the submission of each such report pay to Duke in United States dollars the applicable percentage of reported income received by Licensee pursuant to the ImmunoForge License during such quarter.  Any amounts payable by Licensee under this Article 2.04(c) (other than pursuant to Article 2.04(c)(iv)) shall be credited against the first [***] payable to Duke pursuant to Article 2.04(b)(i).  Notwithstanding the foregoing to the contrary, Non-Royalty Sublicense Income specifically excludes [***], regardless of the nature of the payment, that equal the [***] from which a portion is shared with Duke pursuant to clause (iv) of this Article 2.04(c).

For purposes of this Article 2.04, "Non-Royalty Sublicense Income" shall mean all sublicense income (specifically excluding sales-based royalties) received by Licensee as consideration for the grant to a Third Party of a sublicense to Patent Rights and/or Reverted Patent Rights licensed to Licensee hereunder. Non-Royalty Sublicense Income includes, but is not limited to, upfront license fees, annual license maintenance fees, payments on milestones, advance payments, option fees, damages recovered from enforcement or defense of the Patent Rights, equity issued to Licensee (to the extent issued solely or in part as consideration for the grant of rights), and the like. However, Non-Royalty Sublicense Income shall not include (i) any and all payments, regardless of amount, paid to Licensee as a result of the achievement of development milestones equivalent to those set forth in Appendix C (except as expressly set forth in Article 2.04(c)(ii)) (for clarity, Licensee shall not be obligated to make milestone payments to Duke pursuant to Article 3.02 upon the achievement of a development milestones equivalent to those set forth in Appendix C by ImmunoForge, rather Duke will only be entitled to the payment under Article 2.04(c)(ii) unless and until the Initial ImmunoForge Payment Cap has been met), (ii) bona fide research and development funding (e.g., FTE funding at a commercially reasonable rate) received by Licensee for the performance by Licensee of specified research and development work after the date of the sublicense, and reimbursement of documented external costs incurred by Licensee in performing such specified research and development work after the date of the sublicense (e.g., costs of specialized materials or equipment needed for the performance of such work, and reimbursement of documented external costs incurred by Licensee for amounts paid by Licensee to Third Party service providers for the performance of any such specified research and development work that Licensee subcontracts to such service providers), or (iii) amounts paid for purchases of equity or debt of Licensee, to the extent any amounts received do not exceed the fair market value of such equity or debt. Such fair market value shall be determined pursuant to Appendix D. Also, Non-Royalty Sublicense Income shall exclude private or government research or teaching grants to Licensee and "Alliance Fees" (as defined in Article 3.06).  Other than equity to be shared with Duke pursuant to clause (iii) of Article 2.04(c), Licensee shall not agree to receive anything of value in lieu of cash payments in consideration for any sublicense without the express prior written permission of Duke, such permission not to be unreasonably withheld, provided that (i) such permission may be conditioned upon mutual agreement concerning the manner in which Duke shall be paid the applicable percentage share of such consideration under this Article 2.04 and (ii) Duke shall not, as a condition to such permission, require the payment or provision to Duke of more than the applicable percentage share of such non-cash consideration under this Article 2.04 unless mutually agreed upon by both Licensee and Duke. Duke shall provide Licensee notice of its approval or denial of such noncash consideration within a reasonable period of time of any written request for such approval by Licensee."

(b)Amendment of Article 3.03. Article 3.03 of the Existing License is hereby amended and restated to read in its entirety as follows:

"3.03 Running Royalty - At the times and in the manner set forth in this Agreement, Licensee must pay to Duke a non-refundable, non-creditable [***] percent [***] running royalty on Net Sales of Licensed Products, Licensed Processes, or Licensed Services by Licensee and its sublicensees. Notwithstanding the foregoing to the contrary, with respect to Net Sales of Licensed Products, Licensed Processes, or Licensed Services by ImmunoForge, Licensee must pay to Duke [***] of any payments received by Licensee on account of such Net Sales."

(c)Amendment of Article 8.03. Effective as of the Amendment Date, Article 8.03 of the Existing License is hereby amended by replacing the phrase “Article 2.04(b)” with the following:

"Article 2.04(b), or, if pursuant to the ImmunoForge License, Article 2.04(c).”

(d)Amendment of Appendix D. Effective as of the Amendment Date, Appendix D of the Existing License is hereby amended by replacing all three (3) instances of the phrase “Article 2.04(b)” with the following:

"Article 2.04.”

3.Effect of Eighth Amendment.

The provisions of the Existing License are hereby amended by the provisions of this Amendment. Except as expressly amended by this Amendment, the Existing License shall remain in full force and effect in accordance with its terms.

4.Single Instrument.

This Amendment and the Existing License, as amended and modified by this Amendment, shall constitute and shall be construed as a single instrument. The provisions of the Existing License, as amended and modified by the provisions of this Amendment, are incorporated herein by this reference and are hereby ratified and reaffirmed.

5.Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

This Amendment may be executed by electronic, facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

Signature Page to Follow

In Witness Whereof, the parties have executed and delivered this Amendment as of the Amendment Date.

DUKE UNIVERSITY By: /s/ Robin L. Rasor Name: Robin L. Rasor, CLP Title: Executive Director, Duke Office of Licensing and Ventures Date: March 5, 2019	PHASEBIO PHARMACEUTICALS, INC. By: /s/ Jonathan P. Mow Name: Jonathan P. Mow Title: Chief Executive Officer Date: March 5, 2019